Exhibit 99.1


             KANSAS CITY SOUTHERN CORPORATION ANNOUNCES OFFERING OF
        $210 MILLION OF CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK

KANSAS CITY, MO, DECEMBER 5, 2005 - Kansas City Southern (NYSE:KSU) today announced that it has commenced a public offering of $210 million of a new series of its cumulative convertible perpetual preferred stock with a liquidation preference of $1,000 per share. Kansas City Southern intends to use substantially all the net proceeds from the offering to purchase 9 million shares of its common stock formerly owned by Grupo TMM, S.A., its largest shareholder, at a price per share equal to the net proceeds per share (before expenses) that Grupo TMM receives for 9 million shares of Kansas City Southern's common stock offered concurrently by Grupo TMM. The offering will be made under the company's existing shelf registration statement.

Morgan Stanley will be the sole book-running manager for the offering. This offering is being made only by means of a prospectus. Copies of the preliminary prospectus and records relating to the offering may be obtained from the offices of Morgan Stanley, Prospectus Department, 180 Varick Street, New York, NY 10014, or by email to prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.